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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 1, 1998, with respect to the balance sheet of Prime Capital Investment Corp., the financial statements of Prime Capital Investment, L.P., and the consolidated financial statements of Prime Capital Funding, Inc., April 15, 1998, with respect to the statement of revenue and certain expenses of 61 Broadway, and January 21, 1998 with respect to the statement of revenue and certain expenses of Habitat Apartments in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-37343) and related Prospectus of Prime Capital Investment Corp. for the registration of 8,750,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

Chicago, Illinois

May 18, 1998